EXHIBIT 99

Respironics to Present at the Bank of America Health Care Conference

MURRYSVILLE, Pa., May 15, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — RESPIRONICS, INC. (Nasdaq: RESP) today announced that John Miclot, President and Chief Executive Officer, will present at the Bank of America Health Care Conference on Tuesday, May 16, 2006 at 4:40 p.m. EST. The conference is being held at The Four Seasons Hotel in Las Vegas. The presentation will be broadcast live over the Internet.

Mr. Miclot will be presenting Respironics’ vision and strategy for growth in the sleep and respiratory marketplaces. Mr. Miclot will also be discussing the company’s new product launches, including the release of the new REMstar® M Series of obstructive sleep apnea devices. This new consumer-oriented family of devices incorporates the company’s proprietary C-Flex™ comfort-enhancing technology and auto-titrating capability. The complete series of devices resides on a common platform that is compact and lightweight and incorporates enhanced humidification features.

During the month of March 2006, the company began shipments of the new REMstar Plus model, the basic C-Flex model in the M Series, and currently is in full release of this model in the U.S. The remaining CPAP devices in the new family of products will be rolled out during the company’s fourth fiscal quarter of 2006. Additionally, Respironics recently introduced the new ComfortLite™ 2 patient interface product featuring a pillows cushion as well as two low profile nasal interfaces giving patients the ability to personalize each mask for their unique comfort preferences.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs over 4,600 associates worldwide. Further information can be found on the Company’s Web site: http://www.respironics.com.

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

SOURCE Respironics, Inc.

Dan Bevevino, Chief Financial Officer of Respironics, Inc., +1-724-387-5235; or

General: Joe Calabrese, +1-212-827-3772, or Julie Tu, +1- 212-827-3776, both of
Financial Relations Board
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